EMPLOYMENT AGREEMENT

BETWEEN

VARSITY GROUP INC.

AND

JIM CRAIG

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between VARSITY GROUP INC., a Delaware corporation (the “Company”), and Jim Craig (the “Executive”), effective as of the Purchase Date. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in that certain Agreement and Plan of Merger dated February 22, 2008 (“Merger Agreement”) among the Company, VGI Holdings Corp., a Delaware corporation (“Parent”), and VGI Acquisition Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”).

WITNESSETH THAT:

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Period of Employment. The term “Period of Employment” means the period which commences on the Purchase Date and, unless earlier terminated pursuant to Section 5, ends three (3) months after the Purchase Date. This Agreement is only effective upon occurrence of the Purchase Date under the Merger Agreement and has no force or effect unless the Purchase Date occurs.

2. Position. During the Period of Employment, the Executive shall be employed to perform executive responsibilities and such duties as the Executive shall reasonably be directed to perform by the board of directors of the Company. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company.

3. Compensation and Other Payments. During the Period of Employment, the Company shall pay the Executive a base salary equal to $20,833.33 per month (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s payroll policy.

4.	Covenants.

4.1 Non-Competition. In consideration of the Executive’s agreement to enter into this Agreement, and as a condition thereto, the Executive covenants and agrees that during the Executive’s employment with the Company or any of its affiliates (collectively referred to herein as the “Affiliated Companies”) and for one (1) year immediately following the termination of the Executive’s employment, (the “Noncompete and Non-Solicitation Period”), the Executive shall not, directly or indirectly, in any manner engage in the Business (as defined below) or in any activity that directly or indirectly competes with the Business or own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), provided that ownership of up to one percent (1%) of the outstanding capital stock of any entity that has securities registered pursuant to Section 13 or 15 of the Securities Exchange Act shall not be prohibited by this Section 4.1, or consult with or render services for any person or entity that is engaged in the Business or in any activity that competes directly or indirectly with the Business, in each case, anywhere

(i)	throughout the world, but if such area is determined by judicial action to be too broad, then

(ii)	within North America, but if such area is determined by judicial action to be too broad, then

(iii)	within the continental United States, but if such area is determined by judicial action to be too broad, then (iv) within any state in which any of the Affiliated Companies are engaged in Business. For purposes of this Agreement, “Business” means the business of the Company (as conducted on or prior to the date hereof), including, without limitation, providing outsourcing solutions to provide textbooks, uniforms, educational products and school supplies to K-12 (or equivalent) schools, colleges, other educational entities, students and students’ parents.

     4.2 Non-Solicit. During the Noncompete and Non-Solicitation Period, the Executive shall not directly or indirectly through another entity (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise) (a) induce or attempt to induce any employee of the Affiliated Companies to leave the employ of the Affiliated Companies, or in any way interfere with the relationship between the Affiliated Companies and any such employee, (b) hire any person who was an employee of the Affiliated Companies within twelve (12) months of the termination of their employment with the Affiliated Companies, (c) call upon, solicit, or attempt to sell products or services similar to those offered by the Affiliated Companies to any of the Affiliated Companies’ customers, (d) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of the Affiliated Companies (or any prospective customer, supplier, licensee, licensor, franchisee, lessor or other business relation with which the Affiliated Companies has entertained discussions regarding a prospective business relationship) to cease or refrain from doing business with the Affiliated Companies, or in any way interfere with the relationship (or prospective relationship) between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Affiliated Companies (including, without limitation, making any negative statements or communications about the Affiliated Companies) or (e) (i) acquire or attempt to acquire an interest in any business or (ii) enter into any agreement, relationship or other arrangement with any other party to create, establish, use or operate any entity, business, partnership, joint venture or similar body, relating to any business of the Affiliated Companies or with which the Affiliated Companies has entertained discussions or has requested and received information relating to the acquisition of such business by the Affiliated Companies as of the last day of the Period of Employment. The preceding sentence does not, however, prohibit the Executive from soliciting any employee of the Affiliated Companies or any person who was an employee of the Affiliated Companies within twelve (12) months of the termination of their employment with the Affiliated Companies for employment by placement of general advertisements for employees in newspapers or other media of general circulation and the hiring therefrom.

     4.3 Nondisparagement. The Executive will not, at any time on or after the date hereof, make any negative or disparaging statements or communications regarding the Affiliated Companies, or any of their shareholders, directors, officers, employees, agents or affiliates.

4.4	General.

(a) The parties acknowledge and agree that the covenants set forth in this

Section 4 are reasonable with respect to period, geographical area and scope. Notwithstanding anything in this Section 4 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 4 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Executive agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. In addition, the Executive acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 4 and that, in such event, the Company and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 4 (including the extension of the Noncompete and Non-Solicitation Period applicable to the Executive by a period equal to the length of court proceedings necessary to stop such violation). The Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such specific performance, injunctive and/or other relief contemplated by the preceding sentence. Any injunction shall be available without the posting of any bond or other security. In the event of a breach or violation by the Executive of any of the provisions of this Section 4, the Noncompete and Non-Solicitation Period will be tolled for the Executive until such alleged breach or violation is resolved; provided that if the Executive is found to have not violated the provisions of this Section 4, then the Noncompete and Nonsolicitation Period will not be deemed to have been tolled. The Executive agrees that the restrictions contained in this Section 4 are reasonable in all respects and are necessary to protect the goodwill of the businesses of the Affiliated Companies. The prevailing party in any arbitration, mediation, court action, or other adjudicative proceeding arising out of this Section 4 shall be reimbursed by the party who does not prevail for its reasonable attorneys and experts fees and related expenses and for the costs of such proceeding.

     (b) The covenants set forth in this Section 4 shall survive termination of this Agreement and termination of the Period of Employment. The Parties acknowledge that the covenants set forth in Section 4 will apply during the Noncompete and Non-Solicitation Period as defined in Section 4.1 above.

     4.5 Intellectual Property Rights. The Executive acknowledges that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports, all information and data processing systems, programs and software (including, without limitation, source code, executable code, data, data-bases, and related material and documentation) and any and all licenses and copies thereof and rights thereto, and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademark registrations and software in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to any of the Affiliated Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive prior to or while employed by the Company (collectively, the “Work Product”) belong to the Company and any and all intellectual property and moral rights related thereto are hereby conveyed, assigned and transferred to the Company. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of the Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. The Executive shall promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six (6) months after expiration of the Period of Employment shall be presumed to have been conceived during the Period of Employment, unless the Executive can prove conclusively that it was created after the Period of Employment.

5.	Termination of Employment.

5.1 By the Company. The Company may terminate the Executive’s employment for any reason, with or without cause, immediately upon delivering written notice to the Executive.

     5.2 By the Executive. The Executive’s employment hereunder may be terminated by the Executive for any reason, by giving at least fourteen (14) days’ written notice to the Company. In the event of the Executive’s death or “Disability” (as defined under any long term disability plan then in effect in which the Executive participates), the Period of Employment shall automatically terminate.

6. Obligations of the Company Upon Termination. If Executive’s employment hereunder is terminated for any reason (including with or without cause or as a result of Executive’s death or Disability), then the Executive (or his/her legal beneficiary) will be entitled to receive the Base Salary and accrued but untaken vacation through the date of termination.

7. General Release. The Executive acknowledges and agrees that the Executive’s right to receive the compensation pursuant to Section 6 of this Agreement is contingent upon the Executive’s compliance with the covenants set forth in Sections 4 and 8 of this Agreement and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit A (the “Release”). If the Executive fails to comply with the covenants set forth in Sections 4 and 8, or if the Executive fails to execute the Release or revokes the Release during the seven-day period following the Executive’s execution of the Release, then the Executive shall not be entitled to the compensation to which the Executive would otherwise be entitled under Section 6.

8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Affiliated Companies and their businesses, which shall have been obtained by the Executive pursuant to the Executive’s employment by the Company or any of the Affiliated Companies (the “Confidential Information”). The immediately prior sentence shall not apply to Confidential Information which has become public knowledge, unless such Confidential Information became public knowledge due to acts by the Executive or the Executive’s representatives in violation of this Agreement. After termination of the Executive’s employment with the Company, the

Executive shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. The Executive agrees not to disclose the terms of this Agreement and any treatment the Executive may receive under this Agreement; provided, however, that the Executive may make such disclosure to the Executive’s spouse, legal counsel, accountant and/or financial planner on an as-needed basis in order to manage the Executive’s personal affairs. Upon termination of employment the Executive shall promptly return to the Company all Confidential Information and all property of the Company, including without limitation all documents, paper files, computer or other media files, computer equipment, mobile telephones, company identification cards, building keys and credit cards.

9. Remedy for Violation of Section 4 or 8. The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 4 or 8 of this Agreement, and, therefore, agrees that the Company shall be entitled to: (i) injunctive relief to prevent any breach or threatened breach of either such section, (ii) specific performance of the terms of each of such sections in addition to any other legal or equitable remedy the Company may have and (iii) enforcement of either such section in any court of competent jurisdiction. If, at the time of enforcement of a covenant contained in either such section, a court shall hold that the duration, scope or area restrictions are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the appropriate section to cover the maximum duration, scope and area permitted by law. Any injunction shall be available without the posting of any bond or other security.

10. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law.

11. Arbitration. Any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any actual or compensatory damages (excluding exemplary or punitive damages) that a court of competent jurisdiction could order or grant. Notwithstanding the foregoing, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder but each side will be responsible for their own filing fees, attorney fees, witness fees, etc. associated with their claim or their defense to any claim.

12.	Successors.

12.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.

     12.2 This Agreement and the rights thereunder shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

     12.3 This Agreement and the rights thereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13.	Miscellaneous.

13.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or the respective successors and legal representatives.

     13.2 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jim Craig
c/o Varsity Group Inc.
2677 Prosperity Ave., Suite 250
Fairfax, Virginia 22031
Facsimile: (703) 205-6231

If to the Company:

Varsity Group Inc.
2677 Prosperity Ave., Suite 250
Fairfax, VA 22031
Facsimile: (703) 205-6230
Attention: President

or to such other address as any of the parties shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective upon the earlier of actual receipt by the addressee or the fifth day following placement with the United States postal service or overnight courier.

     13.3 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     13.4 Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

     13.5 This Agreement supersedes any prior employment agreement or understandings, written or verbal, between any of the Affiliated Companies and the Executive and contains the entire understanding of each of the Affiliated Companies and the Executive with respect to the subject matter hereof provided that nothing in this Agreement will affect Executive’s right to receive the payment provided for in Section 7(c) of the Employment Offer dated May 16, 2006 between Executive and the Company (as amended by the letters dated November 21, 2006 and July 26, 2007).

     13.6 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* *

* *

IN WITNESS HEREOF, the parties have executed this Agreement as of the dates written below.

VARSITY GROUP INC.

By:	/s/ Eric Kuhn

Its:	Chairman of the Board

Dated:	February 22, 2008

/s/ James Craig Jim Craig

Dated: February 22, 2008

Exhibit A

General Release of all Claims

     1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself or herself, the Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Follett Corporation (the “Company”), its agents, subsidiaries, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Virginia Human Rights Act, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not cover: (1) any right to indemnification now existing under the Articles of Incorporation or By-laws of the Company regardless of when any claim is filed, (2) any right to sue or take other action to enforce the Employment Agreement between the Company and Executive, dated February ___, 2008 (the “Employment Agreement”), or (3) any right to sue or to take other action to enforce the Agreement and Plan of Merger between Varsity Group Inc., VGI Holdings Corp. and VGI Acquisition Corp., dated February ___, 2008 (the “Merger Agreement”).

     2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

     3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4.	Executive acknowledges and recites that:

	(a)	Executive has executed this General Release knowingly and voluntarily;

	(b)	Executive has read and understands this General Release in its entirety;

	(c)	Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Executive wishes with respect to the terms of this General Release before executing it;

     (d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

     (e) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

     5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

     6. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company’s General Counsel, as provided in Section 13.2 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Jim Craig

[Exhibit only. To be signed only at termination of
Date:	employment in connection with severance benefits]

Executive